						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Nine Months Ended		Six Months Ended		Nine Months Ended
	Jun 28,		Mar 29,		Jun 29,
	2025		2025		2024
Operating income, as reported		$149,259		$95,651		$113,874
Restructuring and other charges		4,683		4,683		20,257
Accelerated stock-based compensation (1)	+	—	+	—	+	892
Adjusted operating income		153,942		100,334		135,023
	÷	3	x	2	÷	3
		51,314				45,008
	x	4			x	4
Adjusted annualized operating income		205,256		200,668		180,032
Adjusted effective tax rate	x	11%	x	13%	x	16%
Tax impact		22,578		26,087		28,805
Adjusted operating income (tax-effected)		$182,678		$174,581		$151,227

Average invested capital		$1,298,575		$1,276,742		$1,454,871

ROIC		14.1%		13.7%		10.4%
WACC	-	8.9%	-	8.9%	-	8.2%
Economic Return		5.2%		4.8%		2.2%

	Jun 28,	Mar 29,	Dec 28,	Sep 28,
	2025	2025	2024	2024
Equity	$1,419,085	$1,351,675	$1,319,069	$1,324,825
Plus:
Debt and finance lease obligations - current	50,678	121,014	121,977	157,325
Operating lease obligations - current (2)	8,470	9,968	14,875	14,697
Debt and finance lease obligations - long-term	92,215	88,761	88,728	89,993
Operating lease obligations - long-term	31,192	32,720	35,124	32,275
Less: Cash and cash equivalents	(237,567)	(310,531)	(317,161)	(345,109)
	$1,364,073	$1,293,607	$1,262,612	$1,274,006

	Jun 29,	Mar 30,	Dec 30,	Sep 30,
	2024	2024	2023	2023
Equity	$1,266,360	$1,259,762	$1,266,755	$1,214,382
Plus:
Debt and finance lease obligations - current	258,175	245,964	251,119	240,205
Operating lease obligations - current (2)	7,990	8,281	9,172	8,363
Debt and finance lease obligations - long-term	90,715	192,025	192,118	190,853
Operating lease obligations - long-term	31,923	33,915	35,989	38,552
Less: Cash and cash equivalents	(269,868)	(265,053)	(231,982)	(256,233)
	$1,385,295	$1,474,894	$1,523,171	$1,436,122

(1)	During the nine months ended June 29, 2024, $0.9 million of accelerated stock-based compensation expense was recorded in selling and administrative expense in the accompanying Condensed Consolidated Statements of Operations as a result of a previously announced executive retirement agreement.
(2)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.